Exhibit 99.1

Kisses From Italy Secures $7.5 Million Standby Equity

Commitment Agreement with MACRAB, LLC

MIAMI, FL / ACCESSWIRE / November 30, 2021 / Kisses from Italy Inc. (OTCQB: KITL), a publicly listed U.S.-based company, restaurant chain operator, franchisor, and product distributor (the "Company"), is pleased to announce that it has entered into a $7,500,000 equity financing agreement with MACRAB, LLC (“MACRAB”) (“Equity Line” or “Facility”) under the terms of a Standby Equity Commitment Agreement (the “Investment Agreement”), as well as a registration rights agreement related thereto (“Registration Rights Agreement”). The $7,500,000 financing’s term is a maximum duration of 24 months. Under the terms of the Registration Rights Agreement, a Form S-1 Registration Statement will be filed with the Securities & Exchange Commission (“SEC”) to register the common shares that may be issued in connection with this Facility.

Claudio Ferri, Co-CEO, CIO, and co-founder of Kisses From Italy stated, “This $7.5 million equity financing with the team at MACRAB provides us with strong capital backing to continue building and executing on our strategic plan. The capital backing, and equally important, our new alliance with MACRAB, continues to enable us to build on our momentum with the flexibility to bring in capital in an opportunistic manner.” Ferri added, “getting to know the team at MACRAB has been an absolute pleasure. It is very beneficial to have a strategic partner on board that shares similar views of the enormous market potential, and of our Company’s primary goal of fundamentally and rapidly accelerating Kisses of Italy’s footprint both domestically and internationally.

Michele Di Turi, President, co-CEO, and co-founder of Kisses From Italy stated, "Being in this type of market space, we often get approached for various types of proposed structures and financing deals that are not always a good fit, but my partner Claudio and I are set on creating and putting in place the best possible structure for what is needed in the future to bring value to our shareholders. Our Company has many exciting opportunities available for growth, and with this capital in place, we believe that we are well-positioned for the future."

The Equity Investment Agreement announcement follows the recent openings of two Kisses From Italy franchises. The first franchise in Chino, California and the first Canadian franchise in Montreal, Canada. It also follows other recent important announcements, such as, in April of 2021, Kisses From Italy signed an agreement with Fransmart, an industry leader in the global franchise market known for having a solid reputation in franchise development and the franchising opportunities space, with a track record of turning emerging restaurant concepts into national and global brands. In addition, the Company also entered into an agreement with Cuisine Solutions, a world-renowned service provider to top brands, and the teams are currently working on future operational layouts which will allow the Company to become hoodless and ventless and continue to improve development and operational efficiencies.

The Equity Line follows the recent openings of two Kisses From Italy franchises. The first franchise in Chino, California and the first Canadian franchise in Montreal, Canada. It also follows other recent important announcements, such as, in April of 2021, Kisses From Italy signed an agreement with Fransmart, an industry leader in the global franchise market known for having a solid reputation in franchise development and the franchising opportunities space, with a track record of turning emerging restaurant concepts into national and global brands. In addition, the Company also entered into an agreement with Cuisine Solutions, a world-renowned service provider to top brands, and the teams are currently working on future operational layouts which will allow the Company to become hoodless and ventless and continue to improve development and operational efficiencies.

A complete and detailed description of the Investment Agreement, as well as other details of the Facility, are set forth in the Company's Current Report on Form 8-K filed today with the SEC. This Press Release shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About Kisses from Italy Inc.

Kisses from Italy Inc. is a U.S.-based restaurant chain operator, franchisor, and product distributor with locations in North America and Europe. The Company offers a quick-service menu and a unique take on traditional Italian delicacies with an All-American flair. Kisses from Italy offerings include sandwiches, salads, Italian roasted coffee, coffee-related beverage, and an array of other products. In November of 2020, Kisses from Italy launched its retail branded products for distribution stores across Canada. Currently, our products are being offered in grocery stores and retail food stores.

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The Company currently operates three corporate-owned stores and two franchised locations in the U.S. and Canada. It successfully commenced operations in May 2015 with the opening of its flagship location in Ft. Lauderdale at 3146 NE 9th St. The Company opened its inaugural European location in Ceglie del Campo, Bari, Italy in October of 2019. In September of 2019, Kisses from Italy Inc. was approved by FINRA to trade its common stock and was approved for up-listing by the OTC Markets Group to the OTCQB in mid-October 2019 under the ticker symbol KITL.

Forward-Looking Statements

This press release may contain forward-looking statements, which are based on current expectations, forecasts, and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected. These risks and uncertainties are further defined in filings and reports by the Company with the Securities and Exchange Commission ("SEC"). Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in our filings with the SEC. Reference is hereby made to cautionary statements set forth in the Company's most recent SEC filings which are available at www.sec.gov as well as the Company's website at www.kissesfromitaly.com. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results.

For more information, please visit www.kissesfromitaly.com

Contact Information:

Kisses from Italy Inc.

305-423-7129

info@kissesfromitaly.com

SOURCE: Kisses from Italy Inc.

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